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                                                              EXHIBIT (b)(3)
SALOMON SMITH BARNEY
--------------------
   A Member of TravelersGroup


December 10, 1997

The Board of Directors
MascoTech, Inc.
21001 Van Born Road
Taylor, Michigan  48180

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to MascoTech, Inc. ("MascoTech") of the consideration to be paid pursuant to the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of December 10, 1997 (the "Merger Agreement"), by and among MascoTech, MascoTech Acquisition, Inc., a wholly owned subsidiary of MascoTech ("Merger Sub"), and TriMas Corporation ("TriMas"). As more fully described in the Merger Agreement and subject to the terms and conditions set forth therein, (i) MascoTech will cause Merger Sub to commence a tender offer to purchase all outstanding shares of the common stock, par value $0.01 per share, of TriMas (the "TriMas Common Stock" and, such tender offer, the "Tender Offer") at a purchase price of $34.50 per share to the seller in cash (the "Purchase Price"), and (ii) subsequent to the Tender Offer, Merger Sub will be merged with and into TriMas (the "Merger" and, together with the Tender Offer, the "Transaction") and each outstanding share of TriMas Common Stock not previously tendered will be converted into the right to receive the Purchase Price.

In arriving at our opinion, we reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of MascoTech and certain senior officers and other representatives and advisors of TriMas concerning the businesses, operations and prospects of MascoTech and TriMas. We examined certain publicly available business and financial information relating to MascoTech and TriMas as well as certain financial forecasts and other information and data for MascoTech and TriMas which were provided to or otherwise discussed with us by the managements of MascoTech and TriMas, including information relating to certain strategic implications and operational benefits anticipated by the management of MascoTech to result from the Transaction. We reviewed the financial terms of the Transaction as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of TriMas Common Stock; the historical and projected earnings and other operating data of TriMas; and the capitalization and financial condition of TriMas. We also evaluated the potential pro forma financial impact of the Transaction on MascoTech. In addition to the foregoing, we conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with us. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have been advised by the respective managements of MascoTech and TriMas that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of such managements as to the future financial performance of MascoTech and TriMas and the best currently available estimates and judgments of the management of MascoTech as to the strategic implications and operational benefits anticipated to result from the Transaction. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of MascoTech or TriMas nor have we made any physical inspection of the properties or assets of MascoTech or TriMas. We have not been asked to consider, and our opinion does not address, the relative merits of the Transaction as compared to any alternative business strategies that might exist for MascoTech or the effect of any other transaction in which MascoTech might engage. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.

Smith Barney Inc. and Salomon Brothers Inc (collectively doing business as Salomon Smith Barney) have acted as financial advisors to MascoTech in connection with the Transaction and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Transaction. We have in the past provided investment banking services to MascoTech and are currently providing investment banking services to affiliates of MascoTech unrelated to the proposed Transaction, for which services we have received compensation. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of MascoTech and TriMas for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Travelers Group Inc. and its affiliates) may maintain relationships with MascoTech and TriMas.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of MascoTech in its evaluation of the proposed Transaction and is not intended to be and does not constitute a recommendation to any stockholder. Our opinion may not be published or otherwise used or referred to, nor shall any public reference to Salomon Smith Barney be made, without our prior written consent.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Purchase Price to be paid in the Transaction is fair, from a financial point of view, to MascoTech.

Very truly yours,

/s/ SALOMON SMITH BARNEY

SALOMON SMITH BARNEY